Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

MariaDB plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares	457(g)	16,160,791 (1)(7)	$11.50 (2)	$185,849,096.50	$0.0001102	$20,480.57

Fees to Be Paid	Equity	Ordinary Shares	457(g)	190,559 (3)(7)	$ 2.45 (4)	$ 466,869.55	$0.0001102	$ 51.45

Fees to Be Paid	Equity	Warrants	457(g)	7,310,297 (5)(7)	—	—	—	— (9)

Fees to Be Paid	Equity	Ordinary Shares	457(c)	56,414,951 (6)(7)	$ 3.66 (8)	$206,478,720.66	$0.0001102	$22,753.96

	Total Offering Amounts					$392,794,686.71		$43,285.98

	Total Fees Previously Paid							$ —

	Total Fee Offsets							$ —

	Net Fee Due							$43,285.98

(1)

Represents (i) 7,310,297 Ordinary Shares (as defined in the accompanying prospectus) issuable upon the exercise of Private Placement Warrants (as defined in the accompanying prospectus) at an exercise price of $11.50 per Ordinary Share and (ii) 8,850,494 Ordinary Shares issuable upon the exercise of the Public Warrants (as defined in the accompanying prospectus) at an exercise price of $11.50 per Ordinary Share.

(2)	The price per share is based upon the exercise price per Private Placement Warrant and per Public Warrant of $11.50 per share.
(3)	Represents 190,559 Ordinary Shares issuable upon the exercise of the Kreos Warrants (as defined in the accompanying prospectus).
(4)

The price per share is based upon the exercise price per Kreos Warrant of €2.29 per share (as converted to USD based on the exchange rate on January 10, 2023 of €1.00 = $1.07), which was approximately $2.45 per share.

(5)	Represents 7,310,297 Private Placement Warrants registered for resale by the selling holders identified in the accompanying prospectus.
(6)

Represents (i) up to 1,915,790 Ordinary Shares issued in the PIPE Investment (as defined in the accompanying prospectus), (b) 45,369,976 Ordinary Shares issued to certain selling holders pursuant to the Merger Agreement (as defined in the accompanying prospectus), (c) up to 1,818,888 Ordinary Shares issuable upon exercise of certain stock options, and (d) up to 7,310,297 Ordinary Shares issuable upon exercise of the Private Placement Warrants.

(7)

Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(8)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s Ordinary Shares as reported on the New York Stock Exchange on January 10, 2023.

(9)

In accordance with Rule 457(g), the entire registration fee for the Private Placement Warrants is allocated to the Ordinary Shares underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.